Exhibit 99.2

*CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED

SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL

TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INTELLISYNC CORPORATION,

TNI ACQUISITION CORPORATION,

AND

TOURMALINE NETWORKS, INC.

February 9, 2005

EXECUTION COPY

	3.24	Compliance With Laws	31
	3.25	Brokers’ and Finders’ Fee	31
	3.26	Bank Accounts	31

4.	Representations and Warranties of Acquiror and Merger Sub		32
	4.1	Organization, Standing and Power	32
	4.2	Authority	32
	4.3	Noncontravention	32
	4.4	Litigation	33
	4.5	Merger Sub	33

5.	Conduct Prior to the Effective Time		33
	5.1	Conduct of Business of Target	33
	5.2	No Solicitation	36

6.	Additional Agreements		36
	6.1	Access to Information	36
	6.2	Confidentiality	37
	6.3	Public Disclosure	37
	6.4	Regulatory Approval; Further Assurances	37
	6.5	Escrow Agreement	37
	6.6	Employees	38
	6.7	FIRPTA Matters	38
	6.8	Expenses	38
	6.9	Payment of Approved Cash Dividend; Sale of Accounts Receivable.	38
	6.10	Director and Officer Indemnification.	38
	6.11	Benefit Arrangements	39

7.	Conditions to the Merger.		39
	7.1	Conditions to Obligations of Each Party to Effect the Merger	39
	7.2	Additional Conditions to the Obligations of Acquiror and Merger Sub	40
	7.3	Additional Conditions to Obligations of Target	41

8.	Termination, Extension and Waiver.		42
	8.1	Termination	42
	8.2	Effect of Termination	42
	8.3	Extension; Waiver	43

9.	Escrow and Indemnification		43
	9.1	Escrow Fund	43
	9.2	Indemnification	43
	9.3	Shareholders’ Agent	47
	9.4	Actions of the Shareholders’ Agent	48

10.	General Provisions.		48
	10.1	Notices	48
	10.2	Counterparts	49

10.3	Entire Agreement; Nonassignability; Parties in Interest	49
10.4	Severability	50
10.5	Remedies Cumulative	50
10.6	Governing Law	50
10.7	Rules of Construction	50
10.8	Specific Performance	50
10.9	Amendment; Waiver	50

EXECUTION COPY

LIST OF EXHIBITS

Exhibit A	Noncompetition Agreement

Exhibit B	CA Agreement of Merger

Exhibit C	Escrow Agreement

Exhibit D	Letter of Transmittal

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of February 9, 2005 by and among Intellisync Corporation, a Delaware corporation (“Acquiror”), TNI Acquisition Corporation, a California corporation (“Merger Sub”) and wholly owned subsidiary of Acquiror, and Tourmaline Networks, Inc., a California corporation (“Target”).

RECITALS

A. The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders and shareholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the “Merger”) and, in furtherance thereof, have approved this Agreement and the Merger.

B. In connection with the Merger, the outstanding shares of Target’s capital stock will be converted into the right to receive the cash amounts described in this Agreement.

C. Acquiror will place a portion of the cash amounts payable to Target’s shareholders into escrow, the release of which will be contingent upon the occurrence of certain events and the satisfaction of certain conditions as set forth in Section 9.

D. As a condition and inducement to Acquiror’s willingness to enter into this Agreement, the Required Shareholder Vote (as defined in Section 3.2 below), which shall include the affirmative vote of each of the Target Key Employees and Eric Johnson, Target’s Chief Executive Officer (“Mr. Johnson”), shall be obtained on or prior to the date hereof by means of a written consent in accordance with the applicable provisions of California Law.

E. As a further condition and inducement to Acquiror’s willingness to enter into this Agreement, each of the Target Key Employees and Mr. Johnson, concurrently with the execution of this Agreement, executed and delivered a Noncompetition Agreement in the form attached hereto as Exhibit A (the “Noncompetition Agreements”), which agreements shall only become effective at the Effective Time (as defined in Section 2.2 below).

F. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties, intending to be legally bound agree as follows:

***CONFIDENTIAL TREATMENT REQUESTED

1. Definitions.

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acquiror” has the meaning set forth in the introductory paragraph.

“Acquiror Material Adverse Effect” means the occurrence of any event, change, circumstance or effect that individually or in the aggregate (taking into account all other such events, changes, circumstances or effects), would materially impair the ability of Acquiror or Merger Sub to consummate the transactions contemplated by this Agreement, including, without limitation, making the payments required by Sections 2.6 and 2.7 hereof.

“Acquisition Proposal” has the meaning set forth in Section 5.2(a).

“Additional Escrow Amount” shall mean: (i) $0 if the Earnout Revenue is less than or equal to $200,000; or (ii) $550,000 if the Earnout Revenue is greater than $200,000.

“Adjusted Cash Balance” means the aggregate cash balance of Target less the Target Transaction Expenses set forth on the itemized schedule to be delivered to Acquiror pursuant to Section 7.2(m).

“Agreed Portion” has the meaning set forth in Section 9.2(e).

“Aggregate Cash Consideration” shall mean the Initial Cash Consideration plus the Dividend True-Up Amount.

“Aggregate Earnout Consideration” shall mean: (i) $0 if the Earnout Revenue is less than or equal to $[***]; (ii) $550,000 if the Earnout Revenue is greater than $[***] but less than or equal to $[***]; (iii) $1,100,000 if the Earnout Revenue is greater than $[***] but less than or equal to $[***]; (iv) $1,600,000 if the Earnout Revenue is greater than $[***] but less than or equal to $[***]; (v) $2,000,000 if the Earnout Revenue is greater than $[***] but less than or equal to $[***]; (vi) $2,250,000 if the Earnout Revenue is greater than $[***] but less than or equal to $[***]; or (vii) $2,500,000 if the Earnout Revenue is greater than $[***]; provided, however, in no event shall the Aggregate Earnout Consideration exceed $7,000,000 less the Aggregate Cash Consideration less the Excess Dividend Payment (the “Maximum Earnout Consideration”).

“Agreement” has the meaning set forth in the introductory paragraph.

“Ancillary Agreements” means the Escrow Agreement and the Noncompetition Agreements.

“Approved Cash Dividend” means the cash dividend amount to be distributed by Target to its shareholders immediately prior to the Effective Time pursuant to Section 6.9(a) hereof,

which in no event shall exceed $978,189 but may, subject to satisfaction of the closing condition set forth in Section 7.2(m), be comprised of: (A) the Adjusted Cash Balance; and (B) the cash proceeds from any sale or assignment of Target’s accounts receivable completed prior to the Effective Time, subject to Target’s compliance with Section 6.9(b) hereof; provided, however, that the Approved Cash Dividend may not be comprised of any portion of Target’s accounts receivable for February 2005 or any subsequent period.

“Business” means Target’s business of developing, distributing, marketing and selling the Target Products and related professional and product customization services.

“CERCLA” has the meaning set forth in Section 3.20(a).

“CFRA” has the meaning set forth in Section 3.22(h)

“Certificate” has the meaning set forth in Section 2.8(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“COBRA” has the meaning set forth in Section 3.22(b).

“Code” has the meaning set forth in Section 2.11(a).

“Copyrights” has the meaning set forth in Section 3.10(a).

“Damages” has the meaning set forth in Section 9.2(b).

“Dissenting Shares” has the meaning set forth in Section 2.12.

“Dissenting Shareholder” and “Dissenting Shareholders” have the meanings set forth in Section 2.12.

“Dividend True-Up Amount” means the lesser of (A) $400,000 or (B) $978,189 less the Approved Cash Dividend.

“D&O Indemnified Parties” has the meaning set forth in Section 6.5(b).

“Earnout Escrow Amount” shall mean: (i) $0 if, as of the Earnout Payment Date, there are no outstanding and unsatisfied General Indemnity Claims and no outstanding and unsatisfied IP Indemnity Claims; (ii) the Additional Escrow Amount if, as of the Earnout Payment Date, there are any outstanding and unsatisfied General Indemnity Claims but no outstanding and unsatisfied IP Indemnity Claims; or (iii) if, as of the Earnout Payment Date, there are any outstanding and unsatisfied IP Indemnity Claims and any outstanding and unsatisfied General Indemnity Claims, an amount equal to (A) the Additional Escrow Amount plus (B) the lesser of (x) 100% of the Earnout Amount or (y) the Maximum IP Indemnity Amount; or (iv) if, as of the Earnout Payment Date, there are outstanding and unsatisfied IP Indemnity Claims but no outstanding and unsatisfied General Indemnity Claims, an amount equal to the lesser of (A) 100% of the Earnout Amount or (B) the Maximum IP Indemnity Amount less the portion of the Initial Escrow Deposit remaining in the Escrow Fund as of the Earnout Payment Date.

“Earnout Per Share Consideration” shall be the amount (rounded up to two decimal places), in U.S. dollars, determined by dividing (i) the Aggregate Earnout Consideration less the Earnout Escrow Amount by (ii) the Total Outstanding Common Shares.

“Earnout Revenue” means the sum of (A) the total revenue attributable to the sale or license of Target Products during the 11th full calendar month following the month in which the Effective Time occurs plus (B) an amount equal to one-twelfth of the total revenue (exclusive of revenue included in part (A) above) attributable to the sale or license of Target Products on a one-time or installment basis pursuant to contracts that are executed during the twelve (12) month period following the Effective Time plus (C) an amount equal to one-twelfth of the total revenue (exclusive of revenue included in part (A) or part (B) above and net of any third party fees) attributable to Target’s provision of professional services or customizations pertaining to any of the Target Products. To the extent any Target Products are sold or licensed in a manner that constitutes any combination of (A), (B) and (C) above, the revenue generated from such sales or licenses shall be allocated to the most applicable revenue generation category based on the terms of the underlying contract. In the event Target Products are bundled with sales or licenses of Acquiror products, the Earnout Revenue for such sales or licenses shall be determined by multiplying (x) the average per unit revenue generated by the underlying Target Product as of the time of the applicable sale or license by (y) the number of units sold or licensed.

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Laws” has the meaning set forth in Section 3.20(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” has the meaning set forth in Section 3.22(a).

“Escrow Agent” has the meaning set forth in Section 9.1.

“Escrow Agreement” has the meaning set forth in Section 6.5.

“Escrow Fund” has the meaning set forth in Section 9.1.

“Excess Dividend Payment” means the amount, if any, by which the Approved Cash Dividend exceeds the Dividend True-Up Amount.

“FMLA” has the meaning set forth in Section 3.22(h).

“GAAP” has the meaning set forth in Section 3.4.

“General Indemnification Claims” means claims for indemnification submitted by an Acquiror Indemnified Person pursuant to Section 9.2(b)(i), (iii) or (iv) and Section 9.2(e)(i).

“General Indemnity Threshold” has the meaning set forth in Section 9.2(d).

“Governmental Entity” has the meaning set forth in Section 3.2.

“Hazardous Materials” has the meaning set forth in Section 3.20(a)(ii).

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indemnification Claim” has the meaning set forth in Section 9.2(d).

“Initial Cash Consideration” means $4,100,000.

“Initial Escrow Amount” means $410,000, representing 10% of the Initial Cash Consideration.

“Initial Per Share Consideration” shall be the amount (rounded up to two decimal places), in U.S. dollars, determined by dividing (i) the Aggregate Cash Consideration less the Initial Escrow Amount by (ii) the Total Outstanding Common Shares.

“IP Indemnification Claims” means claims for indemnification submitted by an Acquiror Indemnified Person pursuant to Section 9.2(b)(ii) and Section 9.2(e)(i).

“IP Indemnity Threshold” has the meaning set forth in Section 9.2(d).

“IP Rights” has the meaning set forth in Section 3.10(a).

“Knowledge,” “Known” or “Know” with respect to an individual, an individual will be deemed to have knowledge of a particular fact if that individual is actually aware of the fact, or with respect to a Person (other than an individual), such Person will be deemed to have knowledge of a particular fact if any individual who is currently serving as an executive officer is, or was at any time, actually aware of that fact.

“Lease” and “Leases” have the meanings set forth in Section 3.19.

“Material Contract” has the meaning set forth in Section 3.14(c).

“Maximum IP Indemnity Amount” shall mean: (i) $1,000,000 if the Earnout Revenue is less than or equal to $235,000; (ii) $1,250,000 if the Earnout Revenue is greater than $235,000 but less than or equal to $275,000; (iii) $1,500,000 if the Earnout Revenue is greater than $275,000 but less than or equal to $315,000; (iv) $1,750,000 if the Earnout Revenue is greater than $315,000 but less than or equal to $360,000; or (v) $2,000,000 if the Earnout Revenue is greater than $360,000.

“Merger” has the meaning set forth in Recital A.

“Merger Consideration” means the amount payable to holders of Target Common Stock pursuant to Section 2.6(a) hereof, excluding the contingent right to receive their proportionate percentage of the Escrow Fund and the Earnout Per Share Consideration.

“Merger Sub” has the meaning set forth in the introductory paragraph.

“Non-Disclosure Agreement” has the meaning set forth in Section 6.2.

“Notice of Claim” has the meaning set forth in Section 9.2(d).

“Options” has the meaning set forth in Section 3.5(a).

“Patent Rights” has the meaning set forth in Section 3.10(a).

“Pension Plan” has the meaning set forth in Section 3.23(d).

“Person” shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Pro Rata Portion” of each Target shareholder shall be a fraction, the numerator of which is the number of shares of Target Common Stock held by such Target shareholder immediately prior to the Effective Time and the denominator of which is the Total Outstanding Common Shares.

“Public Software” has the meaning set forth in Section 3.10(a).

“RCRA” has the meaning set forth in Section 3.20(a)(i).

“Required Contract Consents” has the meaning set forth in Section 3.14(b).

“Required Shareholder Vote” has the meaning set forth in Section 3.2.

“Response” has the meaning set forth in Section 9.2(e).

“Returns” has the meaning set forth in Section 3.21(b).

“Sale of the Business” shall mean the sale, transfer or other disposition, including by operation of law, of all or any significant portion of the Business or the Surviving Corporation (excluding the transfer, by merger or otherwise, of the Business or the Surviving Corporation to Acquiror).

“Shareholders’ Agent” has the meaning set forth in Section 9.3(a).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target” has the meaning set forth in the introductory paragraph.

“Target Common Stock” has the meaning set forth in Section 2.6(a).

“Target Disclosure Schedule” has the meaning set forth in Section 3.

“Target Employee Plans” has the meaning set forth in Section 3.22(a).

“Target Financial Statements” has the meaning set forth in Section 3.4.

“Target Key Employees” means Basil Abifaker and Charles Wurster.

“Target Material Adverse Effect shall have the meaning set forth in Section 3.1.

“Target Option Plan” shall mean Target’s 2000 Stock Plan.

“Target Products” shall mean Target’s Soda-Pop Mail and Email Executive product offerings and their respective future enhancements and derivatives (including, without limitation, any branded versions of such product offerings and any implementations of such product offerings in additional programming languages).

“Target’s Current Facilities” has the meaning set forth in Section 3.20(b).

“Target’s Facilities” has the meaning set forth in Section 3.20(b).

“Tax” and “Taxes” have the meanings set forth in Section 3.21(a).

“Total Outstanding Common Shares” shall mean the number of shares of Target Common Stock issued and outstanding as of immediately prior to the Effective Time after giving effect to any exercises of Target Options prior to the Effective Time.

“Trademark Rights” has the meaning set forth in Section 3.10(a).

2. The Merger.

2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the statutory Agreement of Merger attached hereto as Exhibit B (the “CA Agreement of Merger”) and the applicable provisions of the California General Corporation Law (“California Law”), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place on the later of (a) March 1, 2005 or (b) two (2) business days after the satisfaction or waiver of each of the conditions set forth in Section 7 hereof, or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of Heller Ehrman White & McAuliffe LLP, 4350 La Jolla Village Drive, 7th Floor, San Diego, California 92122-1246, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the CA Agreement of Merger, together with the required officers’ certificates, with the Secretary of State of the State of California, in accordance with the relevant provisions of California Law. The Merger shall be effective upon the latest of: (a) the date and time of the filing of the CA Agreement of Merger and the required officers’ certificates with the Secretary of State of the State of California, or (b) such other date and time as may be specified in the CA Agreement of Merger (such latest date and time being, the “Effective Time”). At the Closing, Acquiror shall deposit the Initial Escrow Amount with the Escrow Agent to be administered in accordance with the Escrow Agreement. At the Closing, in addition to any other documents required to be delivered hereunder, Target shall deliver or cause to be delivered to Acquiror a certificate, issued by Target pursuant to Treasury Regulation Section 1.897-2(h) (as described in Treasury Regulation Section 1.1445-2(c)(3)), that Target is not, and within the five year period ending on the Closing Date has not been, a U.S. real property holding corporation, as defined in Section 897 of the Code.

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the CA Agreement of Merger and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Articles of Incorporation; Bylaws. The Articles of Incorporation and Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the Articles of Incorporation and Bylaws of the Surviving Corporation; provided that the Articles and Bylaws of the Surviving Corporation shall provide that the name of the Surviving Corporation shall be “Tourmaline Networks, Inc.”.

2.5 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

2.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities:

(a) each outstanding share of common stock of Target (“Target Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares) shall be converted into the right to receive (without interest) (i) an amount of cash equal to the Initial Per Share Consideration, (ii) an amount of cash equal to the Earnout Per Share Consideration, at such time and as determined pursuant to Section 2.7, and (iii) the portion of the Initial Escrow Amount and the Earnout Escrow Amount specified in this Agreement and the Escrow Agreement; and

(b) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation.

2.7 Earnout Payment.

(a) In addition to the Initial Per Share Consideration, holders of Target Common Stock as of immediately prior to the Effective Time shall be entitled to receive (without interest and as consideration for the Merger), on the Earnout Payment Date (as defined below), an amount of cash equal to the Earnout Per Share Consideration for each share of Target

Common Stock he, she or it held as of immediately prior to the Effective Time. The Earnout Per Share Consideration payable pursuant to this Section 2.7 constitutes part of the consideration for the Common Stock of Target purchased by Acquiror in the Merger and shall be treated as such for all tax purposes.

(b) No later than sixty (60) calendar days following the first anniversary of the Closing Date, Acquiror shall deliver to the Shareholders’ Agent a statement showing, with reasonable detail, the computation of the Earnout Revenue, the Aggregate Earnout Consideration and the Earnout Per Share Consideration (the “Earnout Statement”). The Earnout Statement shall be accompanied by a certificate executed on behalf of Acquiror by the chief financial officer of Acquiror certifying that the Earnout Statement is true and correct in all material respects. The Shareholders’ Agent shall have sixty (60) calendar days to dispute the computations set forth in the Earnout Statement by written notice to Acquiror. During such period the Shareholders’ Agent may examine, during normal business hours, such books, records and accounts of Acquiror and the Surviving Corporation as reasonably necessary to verify the accuracy of the Earnout Statement. The failure of the Shareholders’ Agent to provide Acquiror written notice of such dispute within such 60-day period (an “Objection Notice”) shall constitute acceptance by the Shareholders’ Agent of the computations reflected in the Earnout Statement. The Earnout Statement shall become the “Final Statement” upon the earlier of: (i) failure of the Shareholders’ Agent to provide Acquiror an Objection Notice within the prescribed 60-day period, (ii) delivery to Acquiror of a written notice from the Shareholders’ Agent waiving such right to so object, or (iii) the Accountant’s final determination (as described below). If Acquiror and the Shareholders’ Agent are unable to resolve their disagreement within ten (10) business days after Acquiror’s receipt of the Objection Notice, the items in dispute will be referred to a “Big Four” accounting firm mutually acceptable to Acquiror and the Shareholders’ Agent (the “Accountant”) within five (5) business days of the expiration of such 10-day period. The Accountant shall make a determination as to each of the items in dispute, which determination shall be (i) in writing, (ii) furnished to Acquiror and the Shareholders’ Agent as promptly as practicable after the items in dispute have been referred to the Accountant, and (iii) conclusive and binding on Acquiror and the Shareholders’ Agent. The Non-Prevailing Party shall pay the fees and expenses of the Accountant. The “Non-Prevailing Party” shall be (i) the Shareholders’ Agent in the event that the Earnout Revenue proposed by Acquiror is at least 95% of the Earnout Revenue as determined by the Accountant, or otherwise, (ii) the Acquiror. Within five (5) business days of the date the Earnout Statement becomes the Final Statement (such date being the “Earnout Payment Date”), Acquiror shall deliver the Earnout Per Share Amount in immediately available funds to the former Target shareholders by the same method as payment is made pursuant to Section 2.8 below.

(c) Following the six-month anniversary of the Closing Date, the Shareholders’ Agent may prepare and submit to Acquiror a trial statement showing his computation of the Earnout Revenue, substituting, for purposes of this Section 2.7(c) only, all references in the definition of Earnout Revenue to “11th full calendar month” and “one-twelfth” with “6th full calendar month” and “one-sixth,” respectively (the “Trial Earnout Statement”). As promptly as practicable following its receipt of the Trial Earnout Statement, Acquiror shall provide the Shareholders’ Agent either a written confirmation of its agreement with the calculation methodology reflected in the Trial Earnout Statement or a written notice setting forth the basis for any objection Acquiror may have with such methodology.

(d) Nothing in this Agreement shall affect Acquiror’s ability to operate its business or, after the Closing, the Business in such manner as Acquiror deems advisable, except that Acquiror and the Surviving Corporation, acting in good faith, shall use commercially reasonable efforts to develop, market, promote and sell the Target Products and refrain from taking any action to avoid or that would reasonably be expected to diminish any payment owing or to become owing under this Section 2.7 without the prior written consent of the Shareholders’ Agent.

(e) In the event of a Sale of the Business, the Aggregate Earnout Amount shall be equal to the Maximum Earnout Consideration, notwithstanding any other provision or definition set forth in this Agreement to the contrary, unless (i) the acquiring party in the Sale of the Business assumes Acquiror’s obligations pursuant to Section 2.7 hereof or (ii) the Shareholders’ Agent consents in writing to the Sale of the Business.

(f) The parties acknowledge that a portion of the Aggregate Earnout Consideration payable in respect of shares of Target Common Stock (and any other deferred payments of consideration made to Target’s shareholders under this Agreement) will be treated as imputed interest for income tax purposes. The parties will cooperate with each other and make whatever elections are permitted under applicable income tax law so that such imputed interest is the smallest permitted amount. For these purposes, and in accordance with Treasury Regulations Section 1.1274-4(a)(1), the parties will determine the amount of such imputed interest by selecting the lowest applicable federal rate in effect during (i) the three-month period ending with the month in which this Agreement is executed, or (ii) the three-month period ending with the month in which the Closing occurs.

(g) On the Earnout Payment Date, Acquiror shall deposit the Earnout Escrow Amount with the Escrow Agent to be administered in accordance with the Escrow Agreement.

2.8 Surrender of Certificates.

(a) Exchange Procedures. On or prior to the date of this Agreement, Acquiror has provided to Target a letter of transmittal in the form attached as Exhibit D hereto, which shall specify that delivery shall be effected, and risk of loss and title to the stock certificates representing shares of Target Common Stock (each a “Certificate”) shall pass, only upon receipt of the Certificates by Acquiror. Acquiror agrees and acknowledges that Target may distribute the letter of transmittal to it shareholders together with instructions for surrendering their Certificates prior to the Effective Time to facilitate the prompt payment of the Merger Consideration at the Effective Time. Promptly after the Effective Time, Acquiror shall mail the letter of transmittal to each holder of record of Target Common Stock who has not previously surrendered his, her or its Certificates, together with a completed letter of transmittal, to Acquiror. Upon the later of the Effective Time or the surrender of a Certificate for cancellation to Acquiror, together with such letter of transmittal and other documents referred to therein, duly completed and validly executed in accordance with the instructions thereto, Acquiror shall pay to (i) the holder of such Certificate (by check or wire transfer) an amount equal to the Merger Consideration that such holder has the right to receive pursuant to this Section 2, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding

Certificate that prior to the Effective Time represented shares of Target Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration into which such shares of Target Common Stock shall have been so converted.

(b) Transfers of Ownership. At the Effective Time, the stock transfer books of the Target shall be closed, and there shall be no further registration of transfers of Target Common Stock thereafter on the records of the Target.

(c) No Liability. Notwithstanding anything to the contrary in this Section 2.8, neither Acquiror nor the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) Dissenting Shares. The provisions of this Section 2.8 shall also apply to Dissenting Shares (as defined below) that lose their status as such, except that the obligations of Acquiror under this Section 2.8 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration to which such holder is entitled pursuant to Section 2.6 hereof.

2.9 No Further Ownership Rights in Target Common Stock. The Merger Consideration delivered upon the surrender for exchange of shares of Target Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock.

2.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Acquiror shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 2.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11 Withholding Rights.

(a) Each of the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any former security holder of Target such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder, or any provision of a Tax law.

(b) To the extent that amounts are withheld from the Merger Consideration as provided in this Section 2.11, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Target Common Stock in respect to which such deduction and withholding was made.

2.12 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Target Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who did not vote in favor of the Merger (the “Dissenting Shares”), which shareholders comply with all of the relevant provisions of California Law to exercise appraisal rights (each, a “Dissenting Shareholder” and collectively, the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive Merger Consideration, unless and until such shareholders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under California Law. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Target Common Stock, shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration to which it is entitled. Target shall give Acquiror (a) prompt notice of any demands for appraisal of any Target Common Stock or attempted withdrawals of such demands and any other instruments served pursuant to California Law and received by Target relating to shareholders’ rights of appraisal, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under California Law. Neither Target nor the Surviving Corporation shall, except with the prior written consent of Acquiror, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Target Common Stock held by such Dissenting Shareholder shall thereupon be treated as though such shares had been converted into the right to receive the Merger Consideration pursuant to this Agreement.

2.13 Taking of Necessary Action; Further Action. Each of Acquiror, Merger Sub and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3. Representations and Warranties of Target. Target represents and warrants to Acquiror and Merger Sub, as of the date of this Agreement, that the statements contained in this Section 3 are true and correct, except as specifically disclosed in a document of even date herewith and delivered by Target to Acquiror referring to the representations and warranties in this Agreement (the “Target Disclosure Schedule”).

3.1 Organization, Standing and Power. Target is a corporation duly organized, validly existing and in good standing under the laws of California. Target has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a Target Material Adverse

Effect (as defined below). Target has delivered or made available to Acquiror or its counsel a true and correct copy of the Articles of Incorporation and By-laws of Target, each as amended to date. Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. As used herein, the term “Target Material Adverse Effect” shall mean the occurrence of any event, change, circumstance or effect that individually or in the aggregate (taking into account all other such events, changes, circumstances or effects), is, or is reasonably likely to be, materially adverse to the financial condition, assets (including intangible assets) and liabilities of Target, taken as a whole, or materially adverse to the existing business, operations or results of operations of Target (which for each of these purposes means an adverse effect of $10,000 or more in the aggregate); provided, however, that none of the following shall be deemed to result in or constitute a Target Material Adverse Effect: (i) any event, change, circumstance or effect attributable to conditions affecting the industry in which Target participates or the U.S. economy as a whole to the extent that such event, change, circumstance or effect does not affect Target in a disproportionate manner; (ii) any event, change, circumstance or effect to the extent attributable to the announcement or pendency of the Merger that impacts Target’s revenues or relationship with its employees, customers, suppliers or partners; or (iii) any adverse effect resulting directly or indirectly from any change in accounting requirements or principles or any change in applicable laws or the interpretation thereof after the date of execution of this Agreement.

3.2 Authority. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target. The affirmative vote of the holders of a majority of the shares of Target’s Common Stock outstanding on the record date for the written consent of shareholders relating to this Agreement is the only vote of the holders of any of Target’s capital stock necessary under California Law to approve this Agreement and the transactions contemplated hereby (the “Required Shareholder Vote”). The Board of Directors of Target unanimously (a) approved this Agreement and the Merger; (b) determined that in its opinion the Merger is in the best interests of the shareholders of Target and is on terms that are fair to such shareholders; and (c) recommended that the shareholders of Target approve this Agreement and the Merger. On or prior to the date of this Agreement, holders of record of a sufficient number of shares of Target Common Stock have executed and delivered sufficient written consent actions to approve this Agreement and the Merger, each of which is fully effective under applicable California Law, and therefore Target has obtained the Required Shareholder Vote. This Agreement has been duly executed and delivered by Target and, assuming this Agreement constitutes the valid and binding obligations of the other parties thereto, this Agreement constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (a) any provision of the Articles of Incorporation or By-laws of Target, as amended; or (b) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets, except, in the case of clause (b), for such conflicts, violations, defaults, rights of termination, cancellation or acceleration as would not reasonably be expected to have a Target Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Target in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing of the CA Agreement of Merger, together with the required officers’ certificates, as provided in Section 2.2; (b) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (c) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably expected to have a Target Material Adverse Effect and would not reasonably be expected to prevent, or materially alter or delay, any of the transactions contemplated by this Agreement.

3.3 Governmental Authorization. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which Target currently operates or holds any interest in any of its properties; or (b) that is required for the operation of the businesses of Target or the holding of any such interest, and all of such authorizations are in full force and effect except where the failure to obtain or have any such authorizations would not reasonably be expected to have a Target Material Adverse Effect.

3.4 Financial Statements. Target has delivered to Acquiror or its counsel its unaudited balance sheet as of January 13, 2005 (the “Most Recent Balance Sheet”) together with its unaudited financial statements for each of the years ended December 31, 2004 and December 31, 2003, respectively (collectively, the “Target Financial Statements”). The Target Financial Statements have been prepared in accordance with United States generally accepted accounting principles, as in effect from time to time (“GAAP”) (except as disclosed in the notes to the audited financial statements and, with regard to the Most Recent Balance Sheet, as are subject to normal recurring year-end audit adjustments) applied on a consistent basis throughout the periods indicated and with each other. The Target Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Target as of the dates, and for the periods, indicated therein.

3.5 Capitalization; Shares and Shareholder Information.

(a) Capitalization. The authorized capital stock of Target consists of 10,000,000 shares of Target Common Stock, no par value per share, of which 4,966,961 shares were issued and outstanding as of the date hereof. All outstanding shares of Target Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or By-laws of Target or any agreement to which Target is a party or by which it is bound. As of the date hereof, there were 10,000,000 shares of Common Stock reserved for issuance under the Target Option Plan, of which 43,961 shares were subject to outstanding options (the “Options”) and 5,799,078 shares were reserved for future option grants. Target has delivered or made available to Acquiror or its counsel true and complete copies of each form of agreement and Target Option Plan evidencing each Target Option. Section 3.5(a) of the Target Disclosure Schedule sets forth a true and complete list as of the date hereof of all holders of Target Options, including the number of shares of Target Common Stock subject to each such option and the exercise price per share. As of that same date, there were no warrants outstanding. Except for the rights created pursuant to this Agreement and the rights disclosed in the preceding sentences, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound, obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Common Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. All shares of Target Common Stock issuable upon exercise of the Options described in this Section 3.5(a) will be, when issued pursuant to the respective terms of such Options, duly authorized, validly issued, fully paid and nonassessable. There are no other contracts, commitments or agreements relating to voting, purchase or sale of Target’s Capital Stock (a) between or among Target and any of its shareholders; and (b) to Target’s Knowledge, between or among any of Target’s shareholders. All shares of outstanding Target Common Stock and rights to acquire Target Common Stock were issued in compliance with all applicable federal and state securities laws.

(b) Shares and Shareholder Information. With respect to each Target shareholder, Section 3.5(b) of the Target Disclosure Schedule sets forth the number of shares of Target Common Stock that such Target shareholder holds of record. Section 3.5(b) of the Target Disclosure Schedule also sets forth the name of each Target shareholder indebted to Target in connection with the early exercise of Options in consideration of promissory notes, together with the amount of such indebtedness as of the date hereof (the “Shareholder Promissory Notes”).

3.6 Absence of Certain Changes. Except as set forth in Section 3.6 of the Target Disclosure Schedule or otherwise permitted pursuant to this Agreement, since December 31, 2004 (the “Target Balance Sheet Date”), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Target Material Adverse Effect; (b) any acquisition, sale or transfer of any material asset of Target other than in the ordinary course of business and consistent with past practice; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of Target Common Stock; (e) any Material Contract entered into by Target, other than in the ordinary course of business and as provided to Acquiror or Acquiror’s counsel, or any material amendment or termination of, or default, by Target, or to Target’s Knowledge, by any other party, under, any Material Contract to which Target is a party or by which it is bound; (f) any amendment or change to the Articles of Incorporation or By-laws of Target; (g) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors or employees other than in the ordinary course of business and consistent with past practice; or (h) any negotiation or agreement by Target to do any of the things described in the preceding clauses (a) through (g) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement). At the Effective Time, there will be no accrued but unpaid dividends on shares of Target’s Common Stock.

3.7 Absence of Undisclosed Liabilities. Target does not have any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the Most Recent Balance Sheet; (b) those incurred in the ordinary course of business and not required to be set forth in the Most Recent Balance Sheet under GAAP; (c) those incurred in the ordinary course of business since the date of the Most Recent Balance Sheet and consistent with past practice; (d) those incurred in connection with the execution of this Agreement and other agreements, documents and instruments and transactions contemplated hereby that are customary for a transaction of this nature; or (e) those obligations and liabilities set forth in the Material Contracts.

3.8 Litigation.

(a) There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, foreign or domestic, or, to the Knowledge of Target, threatened against Target or any of its properties or any of its officers or directors (in their capacities as such).

(b) All litigation to which Target is a party (or, to the Knowledge of Target, threatened to become a party) is described in Section 3.8 of the Target Disclosure Schedule.

3.9 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target that has or would reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Target.

3.10 Intellectual Property.

(a) For purposes of this Agreement, the following terms shall be defined as follows:

(i) “IP Rights” means any and all of the following in any country: (A) Copyrights, Patent Rights, Trademark Rights, domain names and domain name registrations, moral rights, trade secrets, know how rights, and other intellectual property rights and intangible assets; and (B) the right (whether at law, in equity by contract or otherwise) to use or otherwise exploit any of the foregoing.

(ii) “Copyrights” means all copyrights and copyrightable works, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright treaties.

(iii) “Patent Rights” means all issued patents and pending patent applications (which for purposes of this Agreement shall include utility models, design patents, certificates of invention and applications for certificates of invention and priority rights) in any country, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

(iv) “Trademark Rights” means all trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names.

(v) “Public Software” shall mean any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models which requires the distribution of source code to licensees, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License); (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

(b) Part 1 of Section 3.10(b) of the Target Disclosure Schedule lists all of the Patent Rights, registered Copyrights and Trademark Rights owned by Target, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered, trademark applications have been filed, copyrights have been registered and copyright registrations have been filed. Part 2 of Section 3.10(b) of the Target Disclosure Schedule lists all of the Patent Rights, registered Copyrights or applications for registration of Copyrights and Trademark Rights in which Target has (or purports to have) any right, title or interest, other than those owned by Target, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, Copyrights have been registered, copyright applications have been filed, trademarks have been registered and trademark applications have been filed.

(c) Except as set forth in Section 3.10(c) of the Target Disclosure Schedule, Target does not jointly own, license or claim any right, title or interest with any other Person in or to any IP Rights.

(d) No current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of Target has any right, title or interest in, to or under any IP Rights in which Target has (or purports to have) any right, title or interest that has not been exclusively and irrevocably assigned or otherwise transferred to Target (other than moral rights and other inalienable rights inherent in IP Rights that are incapable of being assigned, and have not been waived to the extent waivable, to Target under applicable laws).

(e) No third Person has challenged or has threatened to challenge the right, title or interest of Target in, to or under the IP Rights in which Target has (or purports to have) any right, title or interest and that are owned (or purported to be owned) by Target, or the validity, enforceability or claim construction of any Patent Rights comprising such IP Rights, nor, to the Knowledge of Target, are there any facts which could give rise to any such challenge; and, to Target’s Knowledge, no third Person has challenged or has threatened to challenge the right, title or interest, or the validity, enforceability or claim construction of any Patent Rights comprising such IP Rights, nor, to Target’s Knowledge, are there any facts which could give rise to any such challenge.

(f) Section 3.10(f) of the Target Disclosure Schedule lists all oral and written contracts, agreements, licenses and other arrangements under which Target acquires any right, title or interest in, under or to any IP Rights (including without limitation Public Software) and under which Target is the beneficiary of any covenant not to assert IP Rights, other than standardized nonexclusive licenses that are available to the public generally and were obtained by Target in the ordinary course of business.

(g) Except as set forth in Part 1 of Section 3.10(g) of the Target Disclosure Schedule, no third Person has asserted or threatened a claim which would adversely affect the ownership rights of Target, nor, to the Knowledge of Target, are there any facts which could give rise to a claim against Target which would adversely affect the rights of Target to or under (i) any of the IP Rights in which Target has (or purports to have) any right, title or interest, or (ii) any contract, agreement, license or and other arrangement under which Target claims any right, title or interest under any IP Rights. Except as set forth in Part 2 of Section 3.10(g) of the Target Disclosure Schedule, to the Knowledge of Target, no third Person has asserted or threatened a claim against any Person, nor, to the Knowledge of Target, are there any facts which could give rise to a claim against such Person, which would adversely affect the ownership rights of Target to or under (i) any of the IP Rights in which Target has (or purports to have) any right, title or interest, or (ii) any contract, agreement, license or and other arrangement under which Target claims any right, title or interest under any IP Rights.

(h) For purposes of this Section 3.10(h), “Registered IP Rights” shall mean all Patent Rights, registered Copyrights and Trademark Rights in which Target has (or purports to have) any right, title or interest. For purposes of this Section 3.10(h), “Target-Owned Registered IP Rights” shall mean Registered IP Rights that are owned (or purported to be owned) by Target. Except as set forth in Section 3.10(h) of the Target Disclosure Schedule, to Target’s knowledge, Target-Owned Registered IP Rights have been duly filed or registered (as applicable) with the applicable Governmental Authorities, and maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements or the appropriate jurisdictions, and have not lapsed, expired or been abandoned, and, to Target’s Knowledge, Registered IP Rights have been duly filed or registered (as applicable) with the applicable Governmental Authorities, and maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions, and have not lapsed, expired or been abandoned. Except as set forth in Section 3.10(h) of the Target Disclosure Schedule, (i) all Patent Rights included in the Target-Owned Registered IP rights disclose patentable subject matter, have been prosecuted in good faith and are in good standing, and, to Target’s knowledge, all Patent rights included in the Registered IP Rights disclose patentable subject matter, have been prosecuted in good faith and are in good standing, (ii) there are no inventorship challenges to any such Patent Rights included in the Target-Owned Registered IP Rights and, to Target’s Knowledge, there are no inventorship challenges to any such Patent Rights included in the Registered IP Rights, (iii) no interference has been declared or provoked relating to any such Patent Rights included in the Target-Owned Registered IP Rights, and, to Target’s Knowledge, no interference has been declared or provoked relating to any such Patent Rights included in the Registered IP rights, (iv) to Target’s Knowledge, all issued patents comprising such Patent Rights are valid and enforceable, and (v) all maintenance and annual fees have been fully paid, and al fees paid during prosecution and after issuance of any patent have been paid in the correct entity status amounts, with respect to Patent Rights included in the Target-Owned Registered IP Rights, and, to Target’s Knowledge, all maintenance and annual fees have been fully paid, and all fees paid during prosecution and after issuance of and patent have been paid in the correct entity status amounts, with respect to Patent Rights included in the Registered IP Rights. Except as set forth in Section 3.10(h) of the Target Disclosure Schedule, there does not exist any material fact with respect to any Patent Rights included in the Target-Owned Registered IP Rights that could (i) preclude the issuance of any patents from patent applications included in such Patent Rights (with valid claims no less broad in scope than the claims as currently pending in those applications), (ii) render any patents included in such Patent Rights invalid or unenforceable, or (iii) cause the claims of any patents included in such Patent Rights to be narrowed; and, to Target’s Knowledge, there does not exist any material fact with respect to any Patent Rights included in the Registered IP Rights that could (x) preclude the issuance of any patents from patent applications included in such Patent Rights (with valid claims no less broad in scope than the claims as currently pending in those applications), (y) render any patents included in such Patent Rights invalid or unenforceable, or (z) cause the claims of any patents included in such Patent Rights to be narrowed. Except as set forth in Section 3.10(h) of the Target Disclosure Schedule, there does not exist any material fact with respect to the Trademark Rights included in the Target-Owned Registered IP Rights that would (i) preclude the issuance of any trademarks from trademark applications included in such Trademark Rights, or (ii) render any trademarks included in such Trademark Rights invalid or unenforceable; and, to Target’s Knowledge, there does not exist any material fact with respect to the Trademark Rights included in the Registered IP Rights that would (x) preclude the issuance of any trademarks from trademark applications included in such Trademark Rights, or (y) render any trademarks included in such Trademark Rights invalid or unenforceable. Except as set forth in Section 3.10(h) of the Target Disclosure Schedule, there does not exist any material fact with respect to any Copyrights included in the Target-Owned Registered IP Rights that would (i) preclude the issuance of any copyright from copyright applications included in such Copyrights, or (ii) render any copyright included in such Copyrights invalid or unenforceable; and, to Target’s Knowledge, there does not exist any material fact with respect to any Copyrights included in the Registered IP Rights that would (x) preclude the issuance of any copyright from copyright applications included in such Copyrights, or (y) render any copyright included in such Copyrights invalid or unenforceable.

(i) Except as set forth in Section 3.10(i) of the Target Disclosure Schedule, (i) Target has not entered into any covenant not to compete or contract, agreement or other arrangement limiting its ability to transact business in any market, field or geographical area or with any Person, and (ii) Target is not subject to any contract, agreement or other arrangement that restricts the use, transfer, delivery or licensing of IP Rights in which Target has (or purports to have) any right, title or interest (or any tangible embodiment thereof).

(j) Target has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all IP Rights in which Target has (or purports to have) any right, title or interest and otherwise to maintain and protect the full value of all such IP Rights. Except as set forth in Section 3.10(j) of the Target Disclosure Schedule, Target has not granted, licensed, conveyed or permitted to any third Person, pursuant to any written or oral contract, agreement, license or other arrangement, any license or other right, title or interest in, to or under (i) any IP Rights in which Target has (or purports to have) any right, title or interest (or any tangible embodiment thereof), or (ii) any future IP Rights (or any tangible embodiment thereof) to be developed in the future from IP Rights in which Target has (or purports to have) any right, title or interest. Target has not disclosed any IP Right, that is the confidential information of Target or a trade secret of Target, in which Target has (or purports to have) any right, title or interest (or any tangible embodiment thereof) to a third Person without having the recipient thereof execute a written agreement regarding the non-disclosure and non-use thereof.

(k) There are no outstanding obligations to pay any license fees, royalties or other amounts or provide other consideration to any other Person in connection with any IP Rights in which Target has (or purports to have) any right, title or interest (or any tangible embodiment thereof).

(l) Target owns and has good and marketable title to, or possess legally enforceable rights to use, all IP Rights of Target free of any IP Encumbrance (as defined below) used in the businesses of Target as conducted prior to or on the date of this Agreement. For purposes of the foregoing, the term “IP Encumbrance” shall mean any and all security interests, liens, claims, equitable interests, preemptive rights, rights of first refusal or similar restrictions or rights, options, pledges, charges, technology escrows, hypothecations, prior assignments, title retention agreements, security agreements, licenses, covenants not to sue/assert or any other encumbrances of any kind, whether accrued, absolute, contingent or otherwise. The IP Rights in which Target has (or purports to have) any right, title or interest collectively constitutes all of the IP Rights necessary to enable Target to conduct its business as conducted prior to or on the date of this Agreement.

(m) Except as set forth in Section 3.10(m) of the Target Disclosure Schedule, (i) to the Knowledge of Target, the conduct of its business as conducted prior to or on the Closing Date, and the making, using, offering for sale, selling or importing of current products does not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of IP Rights of any other Person, and (ii) without regard to the Knowledge of Target, Target has not received any written notice or other written communication asserting any of the foregoing, and, to Target’s Knowledge, Target has not received any notice or other communication asserting any of the foregoing.

(n) Except as set forth in Section 3.10(n) of the Target Disclosure Schedule, to Target’s Knowledge, no IP Rights in which Target has (or purports to have) any right, title or interest have been infringed or misappropriated by any third Person. To Target’s Knowledge there is no unauthorized use, disclosure or misappropriation of any IP Rights in which Target has (or purports to have) any right, title or interest by any current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of Target.

(o) Except as set forth in Section 3.10(o) of the Target Disclosure Schedule, Target has not entered into any written or oral contract, agreement, license or other arrangement to indemnify any other Person against any charge of infringement of any IP Rights other than indemnification provisions contained in standard agreements provided to Acquiror or its counsel. Except as set forth in Section 3.10(o) of the Target Disclosure Schedule, there are no royalties, fees or other amounts payable by Target to any Person by reason of the ownership, use, sale or disposition of IP Rights.

(p) All current and former officers and employees of Target have executed and delivered to Target an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Target of any IP Rights arising from services performed for Target by such Persons, the form of which has been supplied to Acquiror or its counsel. All current and former consultants and independent contractors to Target have executed and delivered to Target an agreement in the form provided to Acquiror or its counsel (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Target of any IP Rights arising from services performed for Target by such Persons. To Target’s Knowledge, no employee or independent contractor of Target is in violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with Target.

(q) Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Merger or any of the transactions contemplated by this Agreement will contravene, conflict with or result in any limitation on the Acquiror’s right, title or interest in or to any IP Rights.

(r) Except as set forth in Section 3.10(r) of the Target Disclosure Schedule, no Public Software forms part of any software included in any product of Target, and no Public Software was or is used in connection with the development of any such software or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any such software.

(s) No funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any IP Rights in which Target has (or purports to have) any right, title or interest and that are owned (or purported to be owned) by Target; and, to Target’s Knowledge, no funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any IP Rights in which Target has (or purports to have) any right, title or interest.

(t) Target is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Target to grant or offer to any other Person any license or right to any IP Rights in which Target has (or purports to have) any right, title or interest.

3.11 Interested Party Transactions. Target is not indebted to any director, officer, employee or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to Target. There have been no transactions since January 1, 2003 that would require disclosure if Target were subject to disclosure under Item 404 of Regulation S-K under the Securities Act of 1933, as amended.

3.12 Minute Books. The minute books of Target have been made available to Acquiror and contain a materially complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of Target through the date of this Agreement.

3.13 Complete Copies of Materials. The documents made available by Target to Acquiror or its agents in connection with their due diligence review of Target have been true and complete copies of the original documents.

3.14 Material Contracts.

(a) Section 3.14(a) of the Target Disclosure Schedule lists all of the Material Contracts of Target, other than standardized nonexclusive licenses that are available to the public generally and were obtained by Target in the ordinary course of business. Target has delivered to Acquiror or its counsel a complete and accurate copy of each written Material Contract and all amendments or modifications thereto.

(b) With respect to each Material Contract (i) such Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Target, and to Target’s Knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) with respect to Target, and to Target’s Knowledge, each other party thereto, such Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with its terms as in effect prior to the Effective Time, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither Target, nor to Target’s Knowledge, any other party, is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default by Target or, to Target’s Knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract, and no written notice of any such alleged breach or default has been served on or received by Target. Except for the consents set forth in Section 3.14(b) of the Target Disclosure Schedule (the “Required Contract Consents”), no prior consent of any party to a Material Contract is required for the consummation by Target of the transactions contemplated hereby to be in compliance with the provisions of such Material Contract.

(c) “Material Contract” means any contract, agreement or commitment to which Target is a party (i) with expected receipts or expenditures in excess of $25,000 for the calendar year 2005 or any calendar year thereafter; (ii) under which Target (a) acquires any right, title or interest in, under or to any IP Rights, including, without limitation, any Public Software, other than standardized nonexclusive licenses that are available to the public generally and were obtained by Target in the ordinary course of business or (b) granted any third Person any option, right of first refusal, right of first negotiation, other right, interest or license or any covenant not to assert under or to any IP Rights in which Target has (or purports to have) any right, title or interest; (iii) requiring Target to indemnify any Person; (iv) granting any exclusive rights to any party; (v) evidencing indebtedness for borrowed or loaned money, including guarantees of such indebtedness; (vi) creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities; (vii) pursuant to which supplies having a cost in excess of $5,000 for the calendar year 2005 or any calendar year thereafter are provided to Target; (viii) under which any Governmental Entity has any rights or obligations, or involving or benefiting any Governmental Entity; (ix) leasing or obtaining the right to use real property or any improvements thereon; or (x) that would reasonably be expected to have a Target Material Adverse Effect if terminated.

3.15 Accounts Receivable. Subject to any reserves set forth therein, the accounts receivable shown on the Target Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with Persons other than affiliates, are not subject to any prior assignment, lien or security interest, and are not subject to valid defenses, set-offs or counter claims. To Target’s Knowledge, the accounts receivable are collectible in accordance with their terms at their recorded amounts.

3.16 Suppliers. Since the Target Balance Sheet Date, no supplier of supplies that are material to the business of Target has canceled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target or decreased materially its services or supplies to Target, and to Target’s Knowledge no such supplier has indicated either orally or in writing that it intends to cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target.

3.17 Employees and Consultants. Section 3.17 of the Target Disclosure Schedule contains a list of the names of all current employees (including without limitation part-time employees and temporary employees), leased employees, independent contractors and consultants of Target, together with their respective salaries or wages, other compensation, dates of employment and positions and identifies all agreements between Target and such individuals or entities.

3.18 Title to Property. Target has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (a) the lien of current Taxes not yet due and payable; (b) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (c) liens securing debt that is reflected on the Target

Balance Sheet and (d) such other mortgages, liens, pledges, charges or encumbrances as would not reasonably be expected to have a Target Material Adverse Effect. The plants, property and equipment of Target that are used in the operations of the business of Target is in all material respects in good operating condition and repair, subject to normal wear and tear.

3.19 Real Estate. All leases for real property (each a “Lease” and collectively, “Leases”) to which Target is a party are in full force and effect with respect to Target and are valid, binding and enforceable against Target and, to Target’s Knowledge, with respect to and against each other party thereto, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally; and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such Leases have been provided to Acquiror. Target does not own any real property.

3.20 Environmental Matters.

(a) The following terms shall be defined as follows:

(i) “Environmental Laws” shall mean any applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

(ii) “Hazardous Materials” shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including without limitation ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” shall include without limitation any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

(b) Target is and has been in compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by Target at any time (collectively, “Target’s Facilities;” such properties or facilities currently used, leased or occupied by Target are defined herein as “Target’s Current Facilities”), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any of Target’s Facilities that may or will give rise to liability of Target under Environmental Laws. To Target’s Knowledge, there are no Hazardous Materials present in the surface waters, structures, groundwaters or soils of or beneath any of Target’s Current Facilities. To Target’s Knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Target’s Current Facilities. To Target’s Knowledge, no employee of Target or other Person has claimed that Target is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material. No civil, criminal or administrative action, proceeding or investigation is pending against Target, or, to Target’s Knowledge, threatened against Target, with respect to Hazardous Materials or Environmental Laws; and Target is not aware of any facts or circumstances that would form the basis for assertion of a claim against Target or that would form the basis for liability of Target, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws.

3.21 Taxes.

(a) As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity;

(b) Target has timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority (“Returns”) that it was required to file on or before the Closing Date and such Returns are true and correct and have been completed in accordance with applicable law in all material respects. All Taxes due and owing (whether or not shown on any Return) have been paid when due or appropriately reserved for on the Target’s books;

(c) As of the date hereof Target has, and as of the Closing Date Target will have, (i) timely withheld from its employees, independent contractors, customers, shareholders, and other Persons from whom it is required to withhold Taxes in compliance with all applicable law, and (ii) timely paid all amounts so withheld to the appropriate Governmental Entity or taxing authority;

(d) There is no Tax deficiency outstanding or assessed or proposed against Target that is not reflected as a liability on Target’s Financial Statements, nor has Target executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax;

(e) Target does not have any liabilities for unpaid Taxes that have not been accrued for or reserved on the Target Balance Sheet and as of the Closing Date, will not have any of such liabilities not accrued for or reserved in the Closing Balance Sheet, in accordance with GAAP;

(f) Target is not a party to any tax-sharing agreement or similar arrangement with any other party, and Target has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax;

(g) Target’s Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Target has not been notified of any request for such an audit or other examination;

(h) Target has never been a member of an affiliated group of corporations filing a consolidated federal income tax return;

(i) Target has disclosed to Acquiror (i) any Tax exemption, Tax holiday or other Tax-sparing arrangement that Target has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement; and (ii) any expatriate tax programs or policies affecting Target. Target is in compliance in all material respects with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any governmental entity;

(j) Target has made available to Acquiror or its counsel copies of all federal income tax Returns filed for all periods for the last five (5) tax years;

(k) Target has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) apply to any disposition of assets owned by Target;

(l) Target has never been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code;

(m) Target is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee, former employee or other service provider of Target that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code as an expense under applicable law;

(n) Target has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code;

(o) Target has not agreed to make, nor is required to make, any adjustment under Section 481 of the Code or corresponding provision of state, local or foreign law by reason of any change in accounting method;

(p) Target has never been a party to any joint venture, partnership or other agreement that would be treated as a partnership for Tax purposes;

(q) There are (and immediately following the Closing there will be) no liens or encumbrances on the assets of Target relating to or attributable to Taxes, other than liens for Taxes not yet due and payable;

(r) Target has neither requested nor received any private letter ruling from the Internal Revenue Service or comparable rulings from any other government or taxing agency (domestic or foreign);

(s) No power of attorney with respect to Taxes has been granted with respect to Target;

(t) Except as set forth in Section 3.21(t) of the Target Disclosure Schedule, Target has not distributed any cash to any shareholder prior to the Closing Date for any reason, including as a dividend, repurchase or redemption.

(u) Target’s Tax Returns have never been subject to a Code Section 482 adjustment or corresponding provision of state, local or foreign law;

(v) No claim has been made by a taxing authority (domestic or foreign) in a jurisdiction where Target does not file Returns to the effect that Target may be subject to Tax by that jurisdiction; and

(w) Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

3.22 Employee Benefit Plans and Employment Matters.

(a) Target Employee Plans. Section 3.22 of the Disclosure Schedule contains an accurate and complete list, with respect to Target and any other Person under common control with Target or any of its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder (collectively an “ERISA Affiliate”) of each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Target, any of its subsidiaries or any ERISA Affiliate for the benefit of any employee (collectively, the “Target

Employee Plans”). Neither Target nor any of its subsidiaries has made any plan or commitment to establish any new Target Employee Plan, to modify any Target Employee Plan (except to the extent required by law or to conform any such Target Employee Plan to the requirements of any applicable law, in each case as previously disclosed to Acquiror in writing, or as required by this Agreement).

(b) Documents. Target has provided to Acquiror (i) correct and complete copies of all documents embodying each Target Employee Plan including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Target Employee Plan, (iii) if the Target Employee Plan is subject to the minimum funding standards of ERISA Section 302, the most recent annual and periodic accounting of Target Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Target Employee Plan, (v) all material written agreements and contracts relating to each Target Employee Plan, including administrative service agreements and group insurance contracts, (vi) all written communications material to any employee or employees relating to any Target Employee Plan and any proposed Target Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to Target or any of its subsidiaries, (vii) all material correspondence to or from any governmental agency relating to any Target Employee Plan, (viii) all model Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Target Employee Plan, (x) all discrimination tests for the three most recent plan years, if any, required under the Code with respect to each Target Employee Plan intended to be qualified under Section 401(a) of the Code, and (xi) the most recent IRS determination or opinion letter issued with respect to each Target Employee Plan intended to be qualified under Section 401(a) of the Code.

(c) Target Employee Plan Compliance. Target has performed all obligations required to be performed by it under, is not in default or violation of, and Target has no Knowledge of any default or violation by any other party to, any Target Employee Plan, and each Target Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Each Target Employee Plan intended to be qualified under Section 401(a) of the Code and each trust thereunder intended to qualify under Section 501(a) of the Code has either (i) applied for a favorable determination letter, prior to the expiration of the requisite remedial amendment period under applicable Treasury Regulations or IRS pronouncements, but has not yet received a response; (ii) obtained at least one favorable determination, notification, advisory and/or opinion letter, as applicable, on which the employer is entitled to rely, as to its qualified status from the IRS; or (iii) still has a remaining period of time to apply for such a determination letter from the IRS and to make any amendments necessary to obtain a favorable determination and nothing has occurred since the date of the most recent determination (if any) that would reasonably be expected to cause any such Target Employee Plan or trust thereunder to fail to qualify under § 401(a) or 501(a) of the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under

Section 408 of ERISA, has occurred with respect to any Target Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of Target, threatened or reasonably anticipated (other than routine claims for benefits) against any Target Employee Plan or against the assets of any Target Employee Plan. Each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror, Target or any ERISA Affiliate (other than ordinary administration expense). There are no audits, inquiries or proceedings pending or, to the Knowledge of Target or any ERISA Affiliates, threatened by the IRS, DOL, or any other governmental entity with respect to any Target Employee Plan. Neither Target nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Target Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Target has timely made all contributions and other payments required by and due under the terms of each Target Employee Plan.

(d) No Pension Plan. Neither Target nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Target Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(e) No Self-Insured Target Employee Plan. Neither Target nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured “group health plan” (within the meaning of Section 5000(b)(1) of the Code) that provides benefits to employees (other than a medical flexible spending account, health reimbursement arrangement or other similar program, including any such plan pursuant to which a stop-loss policy or contract applies).

(f) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has Target or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither Target nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(g) No Post-Employment Obligations. No Target Employee Plan provides (except at no cost to Target, any Target Affiliate or, after the Effective Time, the Surviving Corporation), or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable law. Other than commitments made that involve no future costs to Target or, after the Effective Time, the Surviving Corporation, and Target has not represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other Person that such employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by applicable law.

(h) COBRA; FMLA; CFRA; HIPAA. Target and each ERISA Affiliate has complied with COBRA, the Family Medical Leave Act of 1993, as amended (“FMLA”), the California Family Rights Act of 1993, as amended (“CFRA”), HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any

similar provisions of state law applicable to its employees. To the extent required under HIPAA and the regulations issued thereunder, Target has performed all obligations under the medical privacy rules of HIPAA, the electronic data interchange requirements of HIPAA, and the security requirements of HIPAA. Neither Target nor any of its subsidiaries has unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(i) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by Target or any of its subsidiaries or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(j) Parachute Payments. There is no agreement, plan, arrangement or other contract covering any employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other contract by which Target is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code.

(k) Employment Matters. Target is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and health and wages and hours, and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practices). There are no actions, suits, claims or administrative matters pending, or, to Target’s Knowledge, threatened or reasonably anticipated, against Target or any of their employees relating to any employee or Target Employee Plan. There are no pending, or to Target’s Knowledge, threatened claims or actions against Target or any Target trustee under any worker’s compensation policy. The services provided by each of Target’s and their ERISA Affiliates’ employees is terminable at the will of Target and its ERISA Affiliates and any such termination would result in no liability to Target or any ERISA Affiliate. Section 3.22(k) of the Target Disclosure Schedule lists all liabilities of Target to any employee that result from the termination by Acquiror or Target of such employee’s employment or provision of services, change of control of Target, or a combination thereof. To the Knowledge of Target, neither Target nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(l) Labor. No work stoppage or labor strike against Target is pending, or, to the Knowledge of Target, threatened, or reasonably anticipated. Target has no Knowledge of any activities or proceedings of any labor union to organize any employees. There are no actions, suits, claims, labor disputes or grievances pending or, to Target’s Knowledge, threatened, or reasonably anticipated relating to any labor matters involving any employee, including charges of unfair labor practices. Target has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Target does not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated by Target. Within the past year, Target has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local law that remains unsatisfied, nor shall any terminations prior to the Closing Date result in unsatisfied liability or obligation under WARN or any similar state or local law.

(m) No Interference or Conflict. To the Knowledge of Target, no shareholder, director, officer, employee or consultant of Target is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of Target or that would interfere with Target’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of Target’s business as presently conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of Target’s business as presently conducted will, to the Knowledge of Target, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees, or consultants is now bound.

3.23 Insurance. (a) To Target’s Knowledge, Target has policies of insurance and bonds of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of Target; (b) there is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds; and (c) Target is otherwise in compliance in all material respects with the terms of such policies and bonds. All premiums due and payable under all such policies and bonds have been paid. Target has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.24 Compliance With Laws. Target has complied with, is not in violation of and has not received any notices of violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.

3.25 Brokers’ and Finders’ Fee. Neither Target nor, to Target’s Knowledge, any Target shareholder is obligated for the payment of fees or expenses of any broker, finder or investment banker in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

3.26 Bank Accounts. Section 3.26 of the Target Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Target at any bank or other financial institution including the name of the bank or financial institution, the account number and the names of all individuals authorized to draw on or make withdrawals from such accounts.

4. Representations and Warranties of Acquiror and Merger Sub. Acquiror and Merger Sub represent and warrant to Target that the statements contained in this Section 4 are true and correct as of the date hereof.

4.1 Organization, Standing and Power. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. There is no pending or, the Knowledge of Acquiror or Merger Sub, threatened, action for the dissolution, liquidation or insolvency of either Acquiror or Merger Sub.

4.2 Authority. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to perform their obligations hereunder and thereunder. The execution and delivery by the Acquiror and Merger Sub of this Agreement and the Ancillary Agreements and the consummation by the Acquiror and Merger of the transactions contemplated hereby and thereby have, or will have been by the Closing, duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub and no other authorization or consent of Acquiror, Merger Sub or their respective stockholders is necessary. This Agreement has been, and such Ancillary Agreements will be, duly executed and delivered by Acquiror and Merger Sub and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the other parties thereto, this Agreement constitutes, and each such Ancillary Agreement will constitute, a valid and binding obligation of the Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and subject to general principles of equity.

4.3 Noncontravention. Neither the execution and delivery by Acquiror and Merger Sub of this Agreement and the Ancillary Agreements nor the consummation by Acquiror and the Merger Sub of the transactions contemplated hereby or thereby, will:

(a) conflict with or result in any violation of any provision of the respective Certificates of Incorporation, Articles of Incorporation or By-laws of Acquiror or Merger Sub;

(b) require on the part of Acquiror or Merger Sub any filing with, or permit, authorization, consent or approval of, any Governmental Authority, except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to result in an Acquiror Material Adverse Effect;

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any contract or agreement to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub is bound, except for (i) any conflict, breach, default, acceleration or right to terminate or modify that would not reasonably be expected to result in an Acquiror Material Adverse Effect or (ii) any notice, consent or waiver the absence of which would not reasonably be expected to result in an Acquiror Material Adverse Effect;

(d) violate any order, writ, injunction or decree specifically naming the Acquiror or Merger Sub or any of their respective properties or assets which would reasonably be expected to have an Acquiror Material Adverse Effect; or

(e) violate any statute, rule or regulation applicable to Acquiror or Merger Sub or any of their respective properties or assets, except for any violation that would not reasonably be expected to result in an Acquiror Material Adverse Effect.

4.4 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, foreign or domestic, or, to the Knowledge of Acquiror, threatened against Acquiror or any of its properties or any of its officers or directors (in their capacities as such) that would reasonably be expected to have an Acquiror Material Adverse Effect.

4.5 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

5. Conduct Prior to the Effective Time.

5.1 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror, such consent not to be unreasonably withheld or delayed), to: (a) carry on its business in the ordinary course consistent with past practices; (b) continue the prosecution and registration process with respect to any IP Rights in which Target has (or purports to have) any right, title or interest; (c) to pay its debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes; and (ii) in the case of Taxes of Target, to Acquiror’s consent to the filing of material Tax Returns, if applicable; (d) to pay or perform other obligations when due; and (e) to use all reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with suppliers, distributors, licensors, licensees, potential customers and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Target agrees to promptly notify Acquiror of (a) any event or occurrence not in the ordinary course of Target’s business, and of any event which would reasonably be expected to have a Target Material Adverse Effect; and (b) any change in its capitalization as set forth in Section 3.5. Without limiting the foregoing, except as expressly contemplated by this Agreement or the Target Disclosure Schedule, Target shall not do, cause or permit any of the following, without the prior written consent of Acquiror (such consent not to be unreasonably withheld or delayed):

(a) Charter Documents. Cause or permit any amendments to its Articles of Incorporation or By-Laws;

(b) Dividends; Changes in Capital Stock. Other than as contemplated by this Agreement, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of Target Common Stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

(c) Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

(d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of Target Common Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than the issuance of shares of Target Common Stock pursuant to the exercise of Options or other rights therefore outstanding as of the date of this Agreement;

(e) Intellectual Property Rights. Enter into or amend any agreements pursuant to which Target transfers to any Person or entity any rights to its IP Rights or any other party is granted rights of any type or scope with respect to any of Target’s proposed products or Target IP Rights;

(f) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to its business, taken as a whole, except in the ordinary course of business, consistent with past practice;

(g) Indebtedness. Incur any indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or guaranty any debt securities of others;

(h) Agreements. Enter into, terminate or amend any agreement that is or would be a Material Contract;

(i) Payment of Obligations. Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

(j) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, in excess of $5,000 individually or $10,000 in the aggregate;

(k) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(l) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

(m) Employee Benefit Plans; New Hires; Pay Increases. Amend any Target Employee Plan or adopt any plan that would constitute a Target Employee Plan except as contemplated by Section 3.22 or in order to comply with applicable laws or regulations, or hire any new employee, pay any special bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date hereof and listed on Section 3.22 of the Target Disclosure Schedule), or increase the benefits, salaries or wage rates of its employees except in the ordinary course of business in accordance with its standard past practice;

(n) Severance Arrangements. Grant or pay any severance or termination pay or benefits (i) to any director or officer, or (ii) except for payments made pursuant to written agreements outstanding on the date hereof and disclosed on the Target Disclosure Schedule, to any other employee;

(o) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills; (ii) in such cases where Target in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Target’s business, provided that it consults with Acquiror prior to the filing of such suit; or (iii) for a breach of this Agreement or any other agreement to which Target and Acquiror or Merger Sub are parties;

(p) Acquisitions. Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to its business, taken as a whole;

(q) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material tax Return or any amendment to a material tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(r) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by changes in generally accepted accounting principles; or

(s) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (r) above, or any action that would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

5.2 No Solicitation.

(a) From and after the date of this Agreement until the Effective Time, Target shall not, directly or indirectly through any officer, director, employee, affiliate, attorney, advisor, accountant, banker, agent or representative of Target or otherwise: (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person or entity relating to, any Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal. Target has terminated any pending discussions or negotiations relating to an Acquisition Proposal and represents and warrants that it had the legal right to terminate such discussions without payment of any fee or other penalty. For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer involving: (A) the sale, license, disposition or acquisition of all or a material portion of the business or assets of Target or any direct or indirect subsidiary or division of Target; (B) the issuance, grant, disposition or acquisition of (x) any capital stock or other equity security of Target or any direct or indirect subsidiary of Target (other than the issuance of shares of Target Common Stock pursuant to the exercise of Options or other rights therefore outstanding as of the date of this Agreement), (y) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of Target or any direct or indirect subsidiary of Target, or (z) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of Target or any direct or indirect subsidiary of Target; or (C) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving Target or any direct or indirect subsidiary of Target; provided, however, that the grant of stock options by Target to its employees in the ordinary course of business will not be deemed to be an “Acquisition Proposal” if such grant is made pursuant to the existing Target Option Plans and is consistent with Target’s past practices and the issuance of stock by Target to its employees upon the exercise of outstanding Options will not be deemed to be an “Acquisition Proposal.”

(b) Target shall notify Acquiror as soon as possible (but no later than 24 hours) after receipt by Target (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Target by any Person or entity that informs Target that it intends to make, or has made, an Acquisition Proposal. Such notice shall be made in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

6. Additional Agreements.

6.1 Access to Information.

(a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access upon reasonable notice and during normal business hours during the period prior to the Effective Time to (i) all of Target’s properties, personnel, books, contracts, commitments and records; and (ii) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request.

(b) No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

6.2 Confidentiality. The parties acknowledge that Acquiror and Target have previously executed a Mutual Non-Disclosure Agreement dated November 9, 2004 (the “Non-Disclosure Agreement”), which Non-Disclosure Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.

6.3 Public Disclosure. Unless otherwise permitted or contemplated by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither Acquiror nor Target (or their respective representatives, including Mr. Johnson in the case of Target) shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with Nasdaq or any applicable national securities exchange.

6.4 Regulatory Approval; Further Assurances.

(a) Each party shall use commercially reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity.

(b) Acquiror and Target shall use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement shall (i) make any filings and give any notices required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use all reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each party shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by such party during the period prior to the Effective Time. Each party, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

6.5 Escrow Agreement At or before the Effective Time, Acquiror, Escrow Agent and the Shareholders’ Agent will execute the Escrow Agreement contemplated by Section 9 in substantially the form attached as Exhibit C (the “Escrow Agreement”).

6.6 Employees. Target will use commercially reasonable efforts in consultation with Acquiror to retain existing employees of Target through the Effective Time and following the Merger, except for Mr. Johnson.

6.7 FIRPTA Matters. At the Closing Target shall deliver to Acquiror: (a) a statement (in such form as may be reasonably requested by counsel to Acquiror) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations; and (b) the notification to the IRS required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

6.8 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. Notwithstanding the foregoing, all fees and expenses of the Escrow Agent shall be paid by Acquiror.

6.9 Payment of Approved Cash Dividend; Sale of Accounts Receivable.

(a) Prior to the Closing Date, Target shall provide Acquiror its written computation of the Approved Cash Dividend, together with such books and records and other documentation as is reasonably necessary for Acquiror to confirm the accuracy of such computation. Upon Acquiror’s approval of such computation, which shall not be unreasonably withheld or delayed, Target shall first pay its Transaction Expenses out of the Approved Cash Dividend and thereafter may distribute the remainder of the Approved Cash Dividend to its shareholders.

(b) In the event any third party makes or accepts any offer to purchase, prior to the Effective Time, all or any portion of Target’s accounts receivable, Acquiror shall be given 48 hours’ advance written notice of such offer, including the terms thereof, during which time Acquiror shall have a right of first refusal to purchase the accounts receivable that are the subject of such offer on the same terms as are set forth in Target’s written notice thereof. If Acquiror does not notify Target in writing of its intent to exercise its right of first refusal within such three-day period, Target may thereafter sell the accounts receivable identified in Target’s written notice on the terms specified therein. Target agrees that any offer it makes or accepts to sell its accounts receivable to a third party shall be expressly subject to the foregoing right of first refusal.

6.10 Director and Officer Indemnification.

(a) The Articles of Incorporation or the Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification substantially similar to those set forth in the Articles of Incorporation and the Bylaws of Target on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of three (3) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who were directors, officers, employees or agents of Target at or prior to the Effective Time, unless such modification is required by law; provided, that the foregoing shall not be construed so as to restrict the ability of Acquiror to cause the merger of the Surviving Corporation with Acquiror or a subsidiary of Acquiror.

(b) For a period of three (3) years after the Effective Time, the Surviving Corporation shall, to the fullest extent required or permitted under the Surviving Corporation’s Articles of Incorporation or Bylaws, indemnify and hold harmless, each present and former director and officer of Target (collectively, the “D&O Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, arbitral or investigative, arising out of or pertaining to any action or omission occurring prior to the Effective Time.

6.11 Benefit Arrangements. From and after the Effective Time, all employees of Target who continue as employees of Acquiror or a subsidiary of Acquiror at the Effective Time will be provided with employee benefits by the Surviving Corporation or Acquiror which in the aggregate are no less favorable to such employees than those provided from time to time by Acquiror to its similarly situated employees. From and after the Effective Time, Acquiror shall grant all such employees credit for all service (to the same extent as service with Acquiror is taken into account with respect to similarly situated employees of Acquiror) with Target prior to the Effective Time for (i) eligibility and vesting purposes and (ii) for purposes of vacation accrual after the Effective Time as if such service with Target was service with Acquiror. Acquiror and Target agree that where applicable with respect to any medical or dental benefit plan of Acquiror, Acquiror shall waive any pre-existing condition exclusion and actively-at-work requirements and provided that any covered expenses incurred on or before the Effective Time by an employee or an employee’s covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Acquiror.

7. Conditions to the Merger.

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or materially limiting or restricting the conduct or operation of the Business by Acquiror after and as a result of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which would reasonably be expected to have a Material Adverse Effect on Target, nor shall there be any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(b) Governmental Approval. Acquiror, Target and Merger Sub shall have timely obtained from each Governmental Entity all approvals, waivers and consents, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby.

7.2 Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

(a) Representations and Warranties. The representations and warranties of Target in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date), and except, individually or in the aggregate, as does not constitute a Target Material Adverse Effect (it being understood that, solely for purposes of determining the accuracy of such representations and warranties under this Section 7.2(a), all “Material Adverse Effect” qualification and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations. Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c) Certificate of Officers. Acquiror and Merger Sub shall have received a certificate executed on behalf of Target by the chief executive officer and chief financial officer of Target certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Third-Party Consents. All consents or approvals listed on Schedule 7.2(d) shall have been obtained and shall be in full force and effect.

(e) No Litigation. There shall not be pending any legal proceeding (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from Acquiror, or Target, any damages or other relief that would be material to Acquiror; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any of Target Common Stock; or (iv) which would have a Target Material Adverse Effect.

(f) Employment Offers. Each of the Target Key Employees shall, concurrently with the execution of this Agreement, have accepted employment offers with Acquiror to become effective as of the Effective Time, and such employment offers shall remain in full force and effect.

(g) Escrow Agreement. Acquiror, Escrow Agent and the Shareholders’ Agent shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit C.

(h) Noncompetition Agreement. Each of the Noncompetition Agreements executed and delivered concurrently with the execution of this Agreement shall remain in full force and effect.

(i) Dissenters’ Rights. Not more than five percent (5%) of the Target Common Stock outstanding immediately prior to the Effective Time shall be eligible as Dissenting Shares.

(j) Termination of 401(k) Plans. Prior to the Closing Date, Target shall provide to Acquiror executed resolutions by the Board of Directors of Target authorizing the termination of the 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Acquiror, which approval shall not be unreasonably withheld).

(k) Payment and Cancellation of Shareholder Promissory Notes. Each of the outstanding Shareholder Promissory Notes shall have been repaid in full and cancelled.

(l) Termination of Options. Each issued and outstanding Option shall have been exercised or terminated and cancelled in full.

(m) Schedule of Transaction Expenses. Target shall have delivered to Acquiror an itemized schedule setting forth the aggregate amount of all legal, accounting, investment banking, broker’s and finder’s fees and expenses incurred by Target or its shareholders in connection with the Merger (collectively, the “Target Transaction Expenses”), all of which shall have been paid in full at or prior to the Closing out of the Approved Cash Dividend.

(n) Invention Assignment Agreement. Each of Target’s employees as of the date of this Agreement shall have executed and delivered to Target, with a copy to Acquiror, an executed copy of an Invention Assignment Agreement in substantially the form provided by Acquiror to Target prior to the date hereof.

7.3 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

(a) Representations, Warranties and Covenants. The representations and warranties of Acquiror and Merger Sub in this Agreement shall be true and correct in all respects as of the date of this Agreement as of the Closing Date as though such representations and warranties were made as of the Closing Date (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date), except, individually or in the aggregate, as does not constitute an Acquiror Material Adverse Effect (it being understood that, solely for purposes of determining the accuracy of such representations and warranties under this Section 7.3(a), all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations. Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(c) Certificate of Officers. Target shall have received a certificate executed on behalf of Acquiror and Merger Sub by the chief executive officer and chief financial officer of Acquiror and Merger Sub, respectively, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d) Escrow Agreement. Acquiror, Escrow Agent and the Shareholders’ Agent shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit C.

8. Termination, Extension and Waiver.

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 8.1(b) through Section 8.1(d), by written notice by the terminating party to the other party):

(a) by the mutual written consent of Acquiror and Target;

(b) by either Acquiror or Target if the Merger shall not have been consummated by March 15, 2005; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(c) by either Acquiror or Target if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, unless the party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement; or

(d) by Acquiror or Target, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach shall not have been cured, following receipt by the breaching party of written notice of such breach from the other party, by the earlier of ten (10) business days following such receipt or March 15, 2005.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Acquiror, Target, Merger Sub or their respective officers, directors, or stockholders or shareholders, except that the termination of this Agreement shall not relieve any party from any liability for any prior, willful breach of any of its representations, warranties and covenants contained in this Agreement; provided, however, that the provisions of Sections 6.2, 6.3, 6.8, 8.2 and 10 shall remain in full force and effect and survive any termination of this Agreement.

8.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

9. Escrow and Indemnification

9.1 Escrow Fund. Acquiror shall deposit with U.S. Bank, National Association (or other institution selected by Acquiror with the reasonable consent of Target) as escrow agent (the “Escrow Agent”), the Initial Escrow Amount, at the Closing, and the Earnout Escrow Amount, on the Earnout Payment Date (collectively, the “Escrow Fund”). The Escrow Fund will be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit C. The Escrow Fund shall be held in escrow on behalf of the persons who are holders of Target Common Stock immediately prior to the Effective Time in accordance with their respective Pro Rata Portions. The Escrow Fund shall be available to compensate Acquiror pursuant to the indemnification obligations of the holders of Target Common Stock set forth below.

9.2 Indemnification.

(a) Survival of Warranties. All representations and warranties made in this Agreement shall survive until the date that is fifteen (15) months after the Closing Date (the “Indemnification Expiration Date”), and thereafter until resolved if a claim in respect thereof has been made prior to such date.

(b) Indemnification. From and after the Effective Time, subject to the limitations set forth in this Section 9, the Escrow Fund shall be used to indemnify and hold harmless Acquiror, the Surviving Corporation and their respective affiliates, officers, directors, employees, representatives, attorneys, consultants and agents (each an “Acquiror Indemnified Person” and collectively, the “Acquiror Indemnified Persons”) against and in respect of any and all claims, obligations, liabilities, losses, damages, deficiencies, penalties, fines, costs and reasonable legal expenses (collectively “Damages”) arising out of or resulting from:

(i) any misrepresentation or breach of representation or warranty made by Target in this Agreement or in the certificates to be delivered pursuant to Sections 7.2(a) and (b), other than misrepresentations or breaches of the representations and warranties made by Target in Section 3.10 of this Agreement or in the certificates to be delivered pursuant to Sections 7.2(a) and (b) pertaining to Section 3.10 of this Agreement;

(ii) any misrepresentation or breach of the representations and warranties made by Target in Section 3.10 of this Agreement or in the certificates to be delivered pursuant to Sections 7.2(a) and (b) pertaining to Section 3.10 of this Agreement;

(iii) any nonfulfillment or breach of any covenant or agreement or other provision by Target under this Agreement; or

(iv) any Target Transaction Expenses in excess of the amount set forth on the itemized schedule delivered to Acquiror at the Closing pursuant to Section 7.2(m).

(c) Limitation of Liability.

(i) All General Indemnity Claims shall be satisfied solely from the portion of the Escrow Fund comprising the Initial Escrow Amount and the Additional Escrow Amount in accordance with the terms of the Escrow Agreement. The Escrow Fund, administered in accordance with the terms of the Escrow Agreement, shall be the sole and exclusive remedy of any Acquiror Indemnified Person in respect of any General Indemnity Claim; provided, however, that nothing in this Agreement (including but not limited to the language of this Section 9.2(c)(i)) shall limit, prohibit or in any way restrict any common law remedy that Acquiror, Merger Sub and the Surviving Corporation have based on the common law remedy of fraud.

(ii) All IP Indemnity Claims shall be satisfied first from the Escrow Fund, inclusive of the Initial Escrow Amount and the Earnout Escrow Amount. If the Escrow Fund is insufficient to satisfy all IP Indemnity Claims in full, the Acquiror Indemnified Persons may recover from the holders of Target Common Stock in cash an aggregate amount equal to the Maximum IP Indemnity Amount less the aggregate amount disbursed from the Escrow Fund in partial satisfaction of the IP Indemnity Claims (the “Excess IP Indemnification Amount”); provided, however, the obligation of each holder of Target Common Stock to make any indemnification payment pursuant to this Section 9.2(c)(ii) shall be limited to his, her its Pro Rata Interest in the Excess IP Indemnification Amount; provided, further, that nothing in this Agreement (including but not limited to the language of this Section 9.2(c)(ii)) shall limit, prohibit or in any way restrict any common law remedy that Acquiror, Merger Sub and the Surviving Corporation have based on the common law remedy of fraud.

(iii) Except as contemplated by this Article 9, no current or former shareholder, director, officer, employee, affiliate or advisor of Target or any affiliate of Target shall have any liability of any nature to any Acquiror Indemnified Person with respect to the breach by Target of any representation, warranty, covenant or agreement contained in this Agreement or any other matter relating to the Merger or the other transactions contemplated by this Agreement.

(iv) The parties acknowledge that (a) no current or former shareholder, director, officer, employee, affiliate or advisor of Target has made or is making any representations or warranties whatsoever regarding Target or the subject matter of this Agreement, express or implied, and (b) except as expressly provided in Section 3, Target has not made and is not making, and Acquiror is not relying upon, any representations or warranties whatsoever regarding Target or the subject matter of this Agreement, express or implied.

(v) The parties shall take all reasonable steps to mitigate all Damages upon and after becoming aware of any event that would reasonably be expected to give rise to such Damages. No party shall be liable for consequential, incidental, exemplary or punitive damages; provided, however, this restriction shall not apply to fraud. For purposes of computing the amount of Damages incurred, paid or accrued by any Acquiror Indemnified Person pursuant to this Section 9, any insurance proceeds, indemnification payments, contribution payments or reimbursements that are received or receivable by such Acquiror Indemnified Person in connection with such Damages or the circumstances giving rise thereto shall first be deducted.

(d) Threshold for Claims.

(i) Notwithstanding anything to the contrary set forth in this Agreement, no claim for Damages shall be made under Sections 9.2(b)(i) or (iii) unless the aggregate of Damages pursuant to Sections 9.2(b)(i) or (iii) exceeds $50,000 (the “General Indemnity Threshold”), at which point Acquiror shall be entitled to be indemnified for the aggregate amount of such Damages from the first dollar; provided further, however, that the General Indemnity Threshold shall not be applicable to claims made against the Escrow Fund pursuant to Section 9.2(b)(iv), which claims shall be subject to indemnification and reimbursement on a first dollar basis. Additionally, claims made against the Escrow Fund pursuant to Section 9.2(b)(iii) shall not be counted for purposes of determining whether the aggregate amount of Damages exceeds the Acquiror Indemnity Threshold.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, no claim for Damages shall be made under Section 9.2(b)(ii) unless the aggregate of Damages pursuant to Section 9.2(b)(ii) exceeds $150,000 (the “IP Indemnity Threshold”), at which point Acquiror shall be entitled to be indemnified for the aggregate amount of such Damages from the first dollar.

(e) Procedures for Indemnification.

(i) Claim for Damages. Any Acquiror Indemnified Person seeking indemnification for any claim for Damages (an “Indemnification Claim”) shall give written notice to the Shareholders’ Agent on or prior to the Indemnification Expiration Date, with a copy simultaneously provided to the Escrow Agent. Written notice to the Shareholders’ Agent of the existence of an Indemnification Claim shall be given to the Shareholders’ Agent promptly after discovery of the potential claim; provided, however, that an Acquiror Indemnified Person shall not be foreclosed from seeking indemnification pursuant to this Section 9 by any failure to provide timely notice of the existence of an Indemnification Claim to the Shareholders’ Agent except and only to the extent that the holders of Target Common Stock actually incur an incremental out-of-pocket expense or otherwise have been materially damaged or prejudiced as a result of such delay. If the Shareholders’ Agent does not notify Acquiror, with a copy simultaneously provided to the Escrow Agent within thirty (30) calendar days following its receipt of the Indemnification Claim that the Shareholders’ Agent disputes its liability to Acquiror under this Section 9.2 (a “Response”), such claim specified by Acquiror in such Indemnification Claim shall be conclusively deemed a liability under this Section 9.2 and the Shareholders’ Agent shall provide written notice to the Escrow Agent directing payment of the amount of the Damages stated in such Indemnification Claim to Acquiror on demand or, in the case of any notice in which the Damages (or any portion thereof) are estimated, on such later date when the amount of such Damages (or such portion thereof) becomes finally determined. In the event that the Shareholders’ Agent shall (i) dispute in writing within such 30-calendar day period that Acquiror is entitled to receive any of the Damages, or (ii) agree that Acquiror is entitled only the part of the Damages (the “Agreed Portion”), the Shareholders’ Agent and Acquiror shall attempt in good faith to agree upon the rights of the respective parties with respect to each of the indemnification claims that comprise the Damages (or the portion of the Damages not comprising the Agreed Portion). If the Shareholders’ Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both such parties and, in the case of a demand for recovery from the Escrow Fund, shall be furnished to the Escrow Agent. If no such agreement can be reached after good faith negotiation within 30 days after delivery of a Response, either Acquiror or the Shareholders’ Agent may demand arbitration. The matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Acquiror and the Shareholders’ Agent. In the event that, within thirty days after submission of any dispute to arbitration, Acquiror and the Shareholders’ Agent cannot mutually agree on one arbitrator, then the parties shall arrange for the American Arbitration Association to designate a single arbitrator in accordance with the rules of the American Arbitration Association. Any such arbitration shall be held in San Diego County, California, under the rules and procedures then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing Acquiror and the Shareholders’ Agent an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any indemnification claim shall be final, binding and conclusive upon the parties. Such decision shall be written and shall be supported by written findings of fact and conclusions that shall set forth the award, judgment, decree or order awarded by the arbitrator and shall be furnished to the Escrow Agent. All payments required by the arbitrator shall be made within thirty days after the decision of the arbitrator is rendered. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. The arbitrator shall not be empowered to award punitive or exemplary damages or award any damages in excess of any limitations set forth in this Agreement, and all such awards shall be exclusively satisfied out of the Escrow Fund.

(ii) Defense of Third-Party Claims. Promptly after the receipt by Acquiror of notice of any claim of any third party, which is subject to indemnification hereunder, Acquiror shall give written notice of such claim (a “Notice of Claim”) to the Shareholders’ Agent, stating the nature and basis of such claim and the amount thereof, to the extent known. So long as notice is given prior to the expiration of the representations and warranties, failure of Acquiror to give such notice promptly shall not relieve the holders of Target Common Stock from any liability which it may have on account of this indemnification or otherwise, except to the extent that the Principal holders of Target Common Stock are materially prejudiced thereby. The holders of Target Common Stock shall be entitled to participate in the defense or settlement of such matter and the parties agree to cooperate in any such defense or settlement and to give each other full access to all information relevant thereto and the holders of Target Common Stock shall not be obligated to indemnify Acquiror hereunder for any settlement entered into without the Shareholders’ Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If any Notice of Claim relates to a claim by a Person or Persons other than Acquiror, and the amount of such claim is fully covered by the foregoing indemnity, as limited herein, the holders of Target Common Stock may elect to defend against such claim at their expense, in lieu of the Acquiror assuming such defense; provided, Acquiror shall be entitled to participate in or monitor such defense at its expense and the holders of Target Common Stock will fully cooperate with Acquiror and its counsel with respect thereto. If the holders of Target Common Stock or any other Persons as provided above elect to assume such defense, they shall retain counsel reasonably satisfactory to Acquiror. The parties shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties shall also cooperate in any such defense, give each other reasonable access to all information relevant thereto and make employees and other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided in connection therewith.

9.3 Shareholders’ Agent.

(a) For purposes of this Agreement and the Escrow Agreement, Target’s shareholders, without any further action on the part of any such shareholder, shall be deemed (by virtue of the approval of the Merger and adoption of the Agreement) to have consented to the appointment of Eric Johnson (“Shareholders’ Agent”) as the representative of such shareholders, as the attorney-in-fact for and on behalf of each such shareholder, and the taking by the Shareholders’ Agent of any and all actions and the making of any decisions required or permitted to be taken by him under or contemplated by this Agreement or the Escrow Agreement, including but not limited to the power to give and receive notices and communications, to authorize delivery to Acquiror of the cash from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders’ Agent for the accomplishment of the foregoing. The Shareholders’ Agent (by virtue of the approval of the Merger and adoption of the Agreement) is hereby authorized by Target’s shareholders to act on their behalf as required hereunder and under the Escrow Agreement. Accordingly, the Shareholders’ Agent has unlimited authority and power to act on behalf of each such shareholder with respect to this Agreement and the Escrow Agreement, and the disposition, settlement or other handling of all indemnity or other claims contemplated by this Agreement. Actions and decisions taken by the Shareholders’ Agent shall be binding upon each of Target’s shareholders. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time, upon prior written notice to Acquiror. Notices or communications to or from the Shareholders’ Agent shall constitute notice to or from each of the Target shareholders.

(b) The Shareholders’ Agent will incur no liability with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other document believed by him to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own willful misconduct, bad faith or gross negligence. In all questions arising under this Agreement and the Escrow Agreement, the Shareholders’ Agent may rely on the advice of counsel, and the Shareholders’ Agent will not be liable to Target’s shareholders for anything done, omitted or suffered in good faith by the Shareholders’ Agent based on such advice. The Shareholders’ Agent will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to him. After payment of all reasonable expenses actually incurred by the Escrow Agent in accordance with the Escrow Agreement and at such time immediately prior to the disbursement of funds to the holders or former holders of the capital stock of Target from the Escrow Fund, the Escrow Agent shall distribute such funds from the Escrow Account as are necessary to reimburse the Shareholders’ Agent for all reasonable and documented costs and expenses (including reimbursement for payment of legal and accounting fees) actually incurred by the Shareholders’ Agent in his capacity as the Shareholders’ Agent upon the written request of the Shareholders’ Agent.

(c) The Shareholders’ Agent shall have reasonable access to information about Target and the reasonable assistance of Target’s officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Shareholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

9.4 Actions of the Shareholders’ Agent. A decision, act, consent or instruction of the Shareholders’ Agent shall constitute a decision of all Target shareholders for whom Merger Consideration otherwise issuable to them is deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Target shareholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Shareholders’ Agent as being the decision, act, consent or instruction of each and every such Target shareholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders’ Agent.

10. General Provisions.

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) upon receipt if delivered personally; (ii) three (3) business days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) business day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice:

(a) if to Acquiror or Merger Sub, to:

Intellisync Corporation

2550 North First Street, Suite 500

San Jose, California 95131

Attention: General Counsel

Facsimile No.: (408) 321-3886

Telephone No.: (408) 321-7650

with a copy to:

Heller Ehrman White & McAuliffe LLP

2775 Sand Hill Road

Menlo Park, California 94025

Attention: Thomas H. Tobiason

Facsimile No.: (650) 233-8386

Telephone No.: (650) 854-4488

(b) if to Target, to:

Tourmaline Networks, Inc.

765 Academy Drive

Solana Beach, California 92075

Attention: Chief Executive Officer

Facsimile No.: (858) 523-9624

Telephone No.: (858) 523-1027

with a copy to:

Cooley Godward LLP

4401 Eastgate Mall

San Diego, California 92121

Attention: M. Wainwright Fishburn, Jr., Esq.

Facsimile No.: (858) 550-6420

Telephone No.: (858) 550-6000

10.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Facsimile signatures shall be as effective as original signatures.

10.3 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Target Disclosure Schedule, together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Non-Disclosure Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms. Neither this

Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties; provided, however, that following the Closing all persons that held Target Common Stock immediately prior to Closing shall be deemed to be third party beneficiaries of the provisions of Article 2 of this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

10.4 Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.5 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of California applicable to parties residing in California, without regard applicable principles of conflicts of law.

10.7 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.8 Specific Performance. Target acknowledges and agrees that Acquiror would be irreparably harmed and Acquiror would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by Target in accordance with their specific terms or were otherwise breached. Accordingly, Target agrees that Acquiror shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Acquiror is entitled at law or in equity.

10.9 Amendment; Waiver. Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

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IN WITNESS WHEREOF, Target, Acquiror and Merger Sub have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

INTELLISYNC CORPORATION

By:	/s/ Woodson Hobbs
Name:	Woodson Hobbs
Title:	CEO

TNI ACQUISITION CORPORATION

By:	/s/ Woodson Hobbs
Name:	Woodson Hobbs
Title:	CEO

TOURMALINE NETWORKS, INC.

By:	/s/ Eric Johnson
Name:	Eric Johnson
Title:	President and CEO

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